EXHIBIT 10.2

[EXECUTION VERSION]

VOTING AGREEMENT

THIS VOTING AGREEMENT dated as of February 29, 2008 (the “Agreement”), is made by and between BROADPOINT SECURITIES GROUP, INC., a New York corporation (the “Company”), and MATLINPATTERSON FA ACQUISITION LLC, a Delaware limited liability company (“MatlinPatterson”).

PRELIMINARY STATEMENTS

A.           MatlinPatterson is the owner of 41,499,261 shares of the Company common stock, par value $0.01 per share (the “Common Stock”).

B.           The Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of January 30, 2008, with Broadpoint Capital, Inc., a New York corporation (“Broadpoint Capital”), and BNY Capital Markets, Inc., a New York corporation.

C.           Pursuant to the Asset Purchase Agreement, Broadpoint Capital agreed to hire certain Designated Key Employees (as defined in the Asset Purchase Agreement), and the Company agreed to issue, subject to certain conditions, restricted stock units and/or shares of restricted stock (“Awards”) to the Designated Key Employees under the Company’s 2007 Incentive Compensation Plan (the “Plan”);

D.           Because the number of shares of Common Stock authorized for issuance under the Plan is insufficient to grant all the contemplated Awards to the Designated Key Employees, the Board of Directors of the Company by resolution adopted on January 29, 2008 approved an increase in the number of authorized shares under the Plan (the “Plan Increase”), subject to shareholder approval; and

E.           The Company agreed with the Designated Employees to obtain the written agreement of MatlinPatterson to vote its shares in the Company in favor of the Plan Increase when the Plan Increase is submitted to the shareholders of the Company for approval, and MatlinPatterson is willing to enter into such an agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties to this Agreement intending to be legally bound do agree as follows:

1.   Representations and Warranties.  MatlinPatterson represents and warrants to the Company that (i) this Agreement has been duly authorized, executed and delivered by all necessary limited liability action on the part of MatlinPatterson; and (ii) this Agreement constitutes the legal, valid and binding obligation of MatlinPatterson, enforceable in accordance with its terms.

2.   Agreement to Vote Shares.  MatlinPatterson agrees to vote its Shares (as defined below) in favor of the Plan Increase when the Plan Increase is submitted to a vote of the shareholders of the Company.  For such purpose, the term “Shares” includes all shares of the Common Stock or any other voting securities of the Company as to which MatlinPatterson is the beneficial owner or is otherwise able to direct the voting thereof at the time of the applicable shareholder vote.

3.   Specific Performance.  MatlinPatterson acknowledges that it will be impossible to measure in money the damage to the Company if MatlinPatterson fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the Company will not have an adequate remedy at law or in damages.  Accordingly, MatlinPatterson agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy on the basis that the Company has an adequate remedy at law.  MatlinPatterson agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company seeking or obtaining such equitable relief.

4.   Miscellaneous.

(a)   Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(b)   Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company:

Broadpoint Securities Group, Inc.
One Penn Plaza, 42nd Floor
New York, New York 10019
Attention: General Counsel
Fax: (212) 273-7186

If to MatlinPatterson:

MatlinPatterson FA Acquisition LLC
c/o MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  General Counsel
Fax: (212) 651-4011

(c)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state without giving effect to the principles of conflict of laws thereof.

(d)   Rules of Construction.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine or feminine, or neuter, and any other number, singular or plural, as the context requires.  As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

(e)   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(f)   Counterparts.  This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(g)   Assignment.  No party hereto shall assign its rights and obligations under this Agreement or any part thereof, nor shall any party assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any assignment made without such consent shall be void.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)   Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of both parties.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Voting Agreement as of the date first above written.

BROADPOINT SECURITIES GROUP, INC.

By:/s/ Lee Fensterstock                                         .
Name: Lee Fensterstock
Title: Chief Executive Officer and Chairman

MATLINPATTERSON FA ACQUISITION LLC

By:/s/ Lawrence M. Teitelbaum                                  .
Name: Lawrence M. Teitelbaum
Title: President and Treasurer